Exhibit 10.3

CERNER EXECUTIVE EMPLOYMENT AGREEMENT
This Cerner Executive Employment Agreement (this "Agreement"), effective as of February 1, 2018 (the "Effective Date"), describes the formal employment relationship between D. Brent Shafer ("you"/"your") and Cerner Corporation, a Delaware corporation ("Cerner").
AGREEMENT
In consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

A.
By accepting the offer of employment and executing this Agreement, you represent that every material fact contained in your resume and related documents that you supplied to Korn Ferry is true and accurate. Misrepresentation or omission of a material fact or falsification in such resume and related documents are grounds for immediate termination for Cause.

B.	Definitions of capitalized terms used but not otherwise defined herein can be found in Appendix A.

1.	EMPLOYMENT RELATIONSHIP.

A.
Type. To the extent permitted by law, your employment relationship with Cerner is "at will," which means that you may resign from Cerner at any time, for any reason or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time - for any legally permitted reason or for no reason at all and without advance notice, subject to Cerner’s potential obligations to you under Paragraph 3 below.

B.
Compensation. You will be paid a base salary, specified use of Cerner's airplanes and you may receive a bonus, all as determined by Cerner's Board of Directors from time to time, and initially as set forth in Cerner's Offer Terms to you attached hereto as Appendix B. You will be entitled to receive the benefits generally provided to other Cerner Associates, and such other benefits as determined by Cerner's Board of Directors from time to time. In addition, Cerner shall reimburse you for your reasonable travel, meals, entertainment, and other similar expenses reasonably incurred in the performance of your duties, as long as such expenses are accompanied by valid receipts and any other documentation required pursuant to any applicable Cerner policy. The Cerner Board of Directors will have the ability to review the expenses presented, and any expenses that are reasonably rejected by the Board of Directors shall not be reimbursed by Cerner.

C.
Duties. You are being employed as Cerner's Chairman of the Board and Chief Executive Officer to perform the duties and responsibilities normally attendant with such positions and as assigned to you from time to time by Cerner's Board of Directors. You shall report directly to Cerner's Board of Directors. During your employment, you will devote your full time, attention and energies to the business of Cerner. Notwithstanding the foregoing, you are not precluded from engaging in other business activities outside normal business hours so long as such other business activities do not detract from your activities on behalf of Cerner and are in compliance with applicable Cerner policies, including without limitation Cerner’s Conflict of Interest Policy (as amended from time to time).

2.	RESIGNATION AND TERMINATION.

A.
Termination by Cerner. Cerner may terminate your employment (i) at any time with or without Cause, or (ii) upon your Disability. Your employment with Cerner shall be deemed automatically terminated upon your death. Upon a termination of your employment by Cerner for Cause, due to your death or on account of Disability (each an "Ineligible Severance Event"), Cerner shall pay you within thirty (30) days following your last day of employment (x) any accrued but unpaid base salary, (y) any owed reimbursements for unreimbursed business expenses properly incurred by you prior to your termination date, which shall be subject to and paid in accordance with Cerner's expense reimbursement policy; and (z) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which you may be entitled under Cerner's employee benefit plans as of your termination date; provided that, in no event shall you be entitled to any payments in the nature of any other severance or termination payments (such as under Cerner's Enhanced Severance Pay Plan). Those amounts described in this Paragraph 2.A (x), (y) and (z) are referred to herein collectively as the "Accrued Amounts." Payment upon termination of your employment by Cerner for any reason other than an Ineligible Severance Event is covered by Paragraph 3.

B.
Termination by You. You may resign from your employment with Cerner at any time upon written notice to Cerner of your intention to resign from employment. Any resignation notice must be submitted to Cerner at least thirty (30) days prior to your intended last day of employment. Cerner, however, reserves the right either to accelerate your last day of employment or to allow your intended last day of employment to stand. If you resign with fewer than thirty (30) days' notice, or if you actually leave Cerner's employ prior to expiration of the notice period without the permission of Cerner, then you agree that (to the extent permitted by law) no Accrued Amounts from the date you submitted your resignation notice to your last day of employment will be owed or paid to you by Cerner. All other Accrued Amounts will be paid. You may also terminate your employment hereunder upon written notice to Cerner in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control) and, subject to you satisfying your obligations under Paragraph 3.C. (Severance Agreement and Release), be entitled to certain severance and benefit compensation as provided in Paragraph 3.

You agree to report to Cerner the identity of your new employer (if any) and the nature of your proposed duties for that employer.

3.	SEVERANCE AND BENEFITS.

A.
Non-Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation following Constructive Termination. Subject to you satisfying your obligations under Paragraph 3.C. (Severance Agreement and Release), if, prior to a Change in Control or at any time after twelve (12) months following a Change in Control, (i) Cerner terminates your employment other than in connection with an Ineligible Severance Event or (ii) you resign from employment following a Constructive Termination, Cerner will within sixty (60) days (or later if required by Code Section 409A) of your termination of employment (unless such sixty (60) day period begins in one taxable year and ends in another taxable year, in which case the following payments will not be made until the beginning of the second taxable year):

1.	Pay you your Accrued Amounts; and

2.
Commence severance payments to you equal to the sum of (i) two (2) year's base salary, plus (ii) two (2) times the average annual cash bonus you received from Cerner during the three (3) years preceding the termination of your employment, less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on your annual base salary at the time of your termination; provided, however, that if you resign from employment following a Constructive Termination because of a material reduction in your total target compensation, such severance payments will be based on your annual base salary immediately prior to such reduction. Such severance pay will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays; and

3.
Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner's health, vision and dental the plans on the date of your termination of employment) under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner making payments under this Paragraph 3.A.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 3.A.3 in a manner as is necessary to comply with the Affordable Care Act; and

4.	With respect to outstanding equity awards:

a.
Fully vest all outstanding unvested stock options or stock appreciation rights granted by Cerner to you and still held by you and all other outstanding equity-based compensation awards that are not intended to qualify as performance-based compensation under Code Section 162(m)(4)(C); provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Code Section 409A ("Section 409A") shall remain in effect; and

b.
Cause all outstanding equity-based compensation awards that are intended to constitute performance-based compensation under Code Section 162(m)(4)(C) (excluding stock options and stock appreciation rights which will fully vest in accordance with Paragraph 3.A.4.a.) to remain outstanding and vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

B.
Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation for Good Reason. Subject to you satisfying your obligations under Paragraph 3.C. (Severance Agreement and Release), if there is a Change in Control of Cerner and within twelve (12) months following the date such Change in Control becomes effective Cerner terminates your employment for any reason other than on account of an Ineligible Severance Event or you resign from employment with Good Reason, then Cerner will, within sixty (60) days (or later if required by Code Section 409A) of your termination of employment (unless such sixty (60) day period begins in one taxable year and ends in another taxable year, in which case the following payments will not be made until the beginning of the second taxable year):

1.	Pay you your Accrued Amounts;

2.
Pay you a lump sum severance payment equal to the sum of (i) two (2) years' base salary, plus (ii) two (2) times the average annual cash bonus you received from Cerner during the three (3) years preceding the termination or resignation of your employment, less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on your annual base salary at the time of your termination; provided, however, that if you resign from employment for Good Reason within twelve (12) months following the date a Change in Control of Cerner becomes effective because of a material reduction in your total target compensation, such severance payments will be based on your annual base salary immediately prior to such reduction;

3.
Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner's health, vision and dental plans on the date of your termination of employment) under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner's making payments under this Paragraph 3.B.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 3.B.3 in a manner as is necessary to comply with the Affordable Care Act; and

4.
Fully vest all outstanding unvested equity incentive awards granted to you under any Cerner equity incentive plans. For purposes of this Paragraph 3.B.4, any performance-based award shall become vested or settled assuming an "at-target" level of goal achievement had been attained.

C.
Severance Agreement and Release. As a condition to your receiving severance in accordance with this Paragraph 3, upon your resignation or the termination of your employment, you agree to promptly execute and not revoke a written severance agreement, which release will be provided to you within ten (10) days of your termination date, containing normal and customary provisions, including but not limited to, a release releasing Cerner from any claims against Cerner related to your employment with Cerner that you might have at the time of or following the termination of your employment, and reasonable and customary representations and warranties.

D.
Forfeiture and Reimbursement. Further, notwithstanding anything to the contrary in this Agreement, if you breach any confidentiality, non-competition or other material provision of this Agreement following the termination of your employment with Cerner, Cerner's obligation, if applicable, to deliver severance payments and benefits to you under this Paragraph 3, and the vesting of any equity incentive awards described in this Paragraph 3 or Paragraph 4, will cease immediately, you will reimburse Cerner the amount of severance payments delivered to you by Cerner prior to such breach by you, and you will forfeit to Cerner all equity incentive awards (or the proceeds of exercised awards) that vested based on or after such termination of your employment and prior to your breach.

E.
ERISA Claims Review Procedures. To the extent any severance payments described in this Paragraph 3 are covered by the Employee Retirement Income Security Act of 1974, as amended, Claims Review Procedures are available from Cerner.

F.	Compliance with Section 409A.

1.
General Compliance. This Agreement and any severance payments contemplated to be made hereunder is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

2.
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the your termination date or, if earlier, on your death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

3.	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

a.
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

b.	any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

c.	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

4.	PARTIAL ACCELERATED VESTING UPON A CHANGE IN CONTROL.

In connection with a Change in Control, 50% of each outstanding and unvested equity incentive award granted to you under any Cerner equity incentive plan prior to the date the Change in Control becomes effective will become vested on the date the Change in Control becomes effective. The remaining 50% of each such outstanding equity incentive award that has not yet vested will continue to vest according to its vesting schedule, unless (i) within twelve (12) months following the date the Change in Control becomes effective (A) your employment is terminated for any reason other than in connection with an Ineligible Severance Event or (B) you resign for Good Reason, in which cases (A) or (B), 100% of such award will become vested as provided above in Paragraph 3.B); or (ii) if at any time after twelve (12) months following a Change in Control (A) your employment is terminated for any reason other than in connection with an Ineligible Severance Event or (B) the termination of your employment on account of a Constructive Termination, in which cases (A) or (B), 100% of such award will become vested as provided above in Paragraph 3.A). For purposes of this Paragraph 4, any performance-based award which becomes 50% vested upon a Change in Control shall mean that an "at-target" level of goal achievement had been attained with respect to 50% of the award.

5.	AGREEMENT NOT TO DISCLOSE OR TO USE CONFIDENTIAL INFORMATION.

You understand that the business of Cerner and the nature of your employment may require you to have access to Confidential Information of and about Cerner, Cerner solutions, and Clients and Suppliers. You agree that you will forever maintain the confidentiality of Confidential Information. You will never disclose Confidential Information except to persons who have both the right and need to know it, and then only for the purpose and in the course of performing Cerner duties and in accordance with Cerner policies. You will also never use Confidential Information, or remove from Cerner any records containing Confidential Information except for the sole purpose of conducting business on behalf of Cerner and in accordance with Cerner policies. If your employment with Cerner terminates (voluntarily or involuntarily), you will promptly deliver to Cerner all Confidential Information, including any Confidential Information on any laptop, computer, mobile phone, or other communication equipment used by you to conduct Cerner business.

You agree to abide by Cerner's internal security and privacy policies as well as all client security and privacy policies that are relevant to your position. As an associate of a health care information technology provider, you may have access to confidential patient information that may be protected by international, federal, state and/or local laws. You agree to maintain the confidentiality of all confidential patient information, including but not limited to health, medical, financial or personal information (in any form), and you agree not to use any confidential patient information in any manner other than as expressly permitted by all applicable rules and regulations.
You acknowledge, understand and agree that Confidential Information does not lose its status as Confidential Information merely because you commit it to, or create it from, memory.
You understand and agree that Cerner does not expect nor does it want you to disclose Trade Secrets or other confidential information of any of your former employers, and you acknowledge that it is your responsibility not to disclose to Cerner any information in the nature of a trade secret which would violate your legal obligation to others.
Nothing in this Agreement will (i) prohibit you from using or disclosing Confidential Information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation including 18 U.S.C. § 1833 or (ii) require notification or prior approval by Cerner of any reporting described in clause (i). However, any disclosure must be made in accordance with the applicable law or regulation and in a manner that limits-to the furthest extent possible-disclosure of Confidential Information.

6.	WORK PRODUCT.

With respect to Work Product that you develop, author, conceive, or reduce to practice-in whole or in part while employed at Cerner-you agree to keep accurate, complete, and timely records of the Work Product and will promptly disclose and fully describe the Work Product in writing to Cerner. You agree to maintain all information respecting any Work Product as Confidential Information and will not disclose the information to any party outside of Cerner, except to persons who have both the right and need to know it and then only for the purpose and in the course of performing Cerner duties.
In consideration of your employment with Cerner, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, and the potential benefits to you in the event of a Change in Control of Cerner (the sufficiency of such consideration you hereby acknowledge), you agree and hereby assign and transfer to Cerner, without further consideration, your entire right, title and interest in and to all Work Product. If for any reason any Work Product would not be considered a work made for hire under applicable law, you hereby assign and transfer to Cerner the entire right, title, and interest in and to the Work Product and all intellectual property rights in the Work Product. You hereby waive any and all moral rights and similar rights of copyright holders in other countries - including but not limited to rights of attribution and integrity or equivalent rights- which you would otherwise have in any Work Product.
You agree to execute promptly, at Cerner's expense, a written assignment of title to Cerner and all letters (and applications for letters) of patent, copyright, trademark or other intellectual property right, in all countries, for any Work Product required to be assigned by this Agreement. You also agree to assist Cerner or its nominee in every reasonable way (at Cerner's request and expense, but at no charge to Cerner), both during and after your time of employment at Cerner, in vesting and defending title to the Work Product in and for Cerner, in any and all countries, including the obtainment and preservation of patents, copyrights, Trade Secrets, trademarks, and other intellectual property rights.
This Paragraph does not apply to your solutions and ideas that are developed entirely on your own time and do not relate directly or indirectly to the business of Cerner or to Cerner's actual or demonstrably anticipated research or development.

7.	PRIOR INVENTIONS.

Any and all patented and unpatented inventions, new solutions, and ideas that you made prior to your employment by Cerner are excluded from the scope of this Agreement and are documented on Appendix C, Inventory of Prior Inventions.

8.	NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.

In consideration of your employment with Cerner, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, and the potential benefits to be provided to you in the event of a Change in Control of Cerner (the sufficiency of such consideration you hereby acknowledge), during the term of this Agreement and for a period of two (2) years after the voluntary or involuntary termination of your employment with Cerner (with or without Cause or Good Reason):

A.	You will tell any prospective new employer, prior to accepting employment that this Agreement exists.

B.
You will not, directly or indirectly for yourself or for any other person, entity or organization, provide services directly or indirectly of a type similar to those related to or involved with your employment at Cerner to any Conflicting Organization (i) in the United States, or (ii) in any country in which Cerner has a business interest. However, you may accept employment with a large Conflicting Organization whose business is diversified, but only with respect to the portion of such Conflicting Organization’s business that does not involve and is not related to a Conflicting Solution. But, prior to your acceptance of such employment, Cerner must receive separate written assurances satisfactory to Cerner from the Conflicting Organization and from you that you will not render services directly or indirectly in connection with any Conflicting Solution.

C.	Notwithstanding the foregoing, nothing contained in this Paragraph 8 shall prohibit you (after your termination of employment with Cerner) from taking a position with a general consulting organization if its only Conflicting Solution is the provision of consulting services to the health care industry, so long as you personally do not provide or assist in providing consulting services to a Client with respect to any Conflicting Solution.

D.
You agree not to, directly or indirectly on behalf of yourself or on behalf of any other person, entity or organization, employ, solicit for employment, or otherwise seek to employ or retain any Cerner Associate or any employee of a Cerner Client company or in any way assist or facilitate any such employment, solicitation or retention effort.

E.
You agree that both during your employment with Cerner and after termination of your employment with Cerner you will never make recklessly or maliciously false accusations or remarks in any form-including written, oral, or electronic form-for the purpose of disparaging Cerner’s solutions or services.

You have carefully read and considered the provisions of this Paragraph 8 and agree that (i) the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of Cerner's interests, and (ii) your experience, capabilities and personal assets are such that the restrictive provisions of this Paragraph 8 would not deprive you from either earning a livelihood in the unrestricted business activities that remain open to you or from otherwise adequately supporting yourself and your family.

9.	PUBLICITY RELEASE.

You consent to the use of your name, voice and picture (including but not limited to use in still photographs, videotape and film formats, and both during and after your employment with Cerner) for advertising, promotional, public relations, and other business purposes (including use in web sites, online communication forums, newspapers, brochures, magazines, journals and films or videotapes) by Cerner and Cerner Clients.

10.	CERNER PROPERTY.

When physical Cerner Property is formally issued to you, you will acknowledge receipt of it when requested to do so and will take all reasonable precautions and actions necessary to safeguard and maintain it in normal operating condition. You further agree to accept financial responsibility for damage or wear to the Cerner Property you are issued beyond that associated with normal business use. You will notify Cerner immediately of any damage or loss. If your employment with Cerner terminates (for any reason), you will immediately return to Cerner all Cerner Property issued, delivered, accessed or which otherwise belongs to Cerner. You understand that Cerner's time off policy states that upon termination, for whatever reason, accrued time off will be paid out - if applicable or paid out at all - in accordance with the policy and subject to applicable state law, only after Cerner has received all Cerner Property issued to you or then in your possession. You agree to reimburse Cerner for any attorneys' fees and other collection charges incurred by Cerner in the event it becomes necessary to file a replevin or other legal action to recover the Cerner Property from you.

11.	CERNER POLICIES.

You agree that your employment is subject to the policies and procedures of Cerner as amended from time to time and that you will comply with and assist in the vigorous enforcement of all policies, practices, and procedures. You understand that a material violation of Cerner policies, practices, and procedures may result in termination of your employment for Cause.

12.	NO RESTRICTIONS.

By accepting the offer of employment and executing this Agreement, you represent and warrant that to the best of your knowledge you are not subject to any noncompetition, non-solicitation or confidentiality agreements that your employment by Cerner, or contemplated work activities at Cerner, would violate. You also represent and agree that you will not disclose to Cerner, or induce Cerner to use, any proprietary, confidential or Trade Secret information belonging to any previous employer or other third parties. If it is determined that a valid and enforceable agreement exists that, in Cerner's sole discretion, would prevent or materially restrict your ability to perform your duties under this Agreement (a "Restrictive Agreement"), Cerner shall have the option to terminate this Agreement immediately and such termination shall be considered an Ineligible Severance Event. In the event that Cerner terminates this Agreement pursuant to the immediately preceding sentence, all other agreements entered into by and between you and Cerner (including any equity grants or bonus payments that have not yet vested or been paid, respectively) shall also terminate, and, notwithstanding Paragraph 14 below, neither party shall be liable to the other party hereto for any damages (including attorneys' fees), indemnification obligations, liability, actions, suits or other claims arising out of or relating to the existence of a Restrictive Agreement or the enforcement of any provisions or remedies thereunder.

13.	REMEDIES.

By signing this Agreement, you agree that the promises you have made in it are of a special nature, and that any breach, violation or evasion by you of the terms of this Agreement will result in immediate and irreparable harm to Cerner. It will also cause damage to Cerner in amounts difficult to ascertain. Accordingly, Cerner will be entitled to the remedies of injunction and specific performance, as well as to all other legal and equitable remedies that may be available to Cerner. You and Cerner hereby waive the posting of any bond or surety required prior to the issuance of an injunction hereunder. However, in the event that a court refuses to honor the waiver of bond, you and Cerner agree to a bond of $500. In addition, unless otherwise prohibited by law, you and Cerner waive the award of consequential and/or punitive damages in any action related to this Agreement or your employment with Cerner.

14.	INDEMNIFICATION.

You agree to indemnify, defend and hold Cerner harmless from and against any damages (including reasonable attorneys' fees), liability, actions, suits or other claims arising out of your breach of this Agreement. Cerner agrees to indemnify, defend and hold you harmless from and against any damages (including reasonable attorneys’ fees), liability, actions, suits or other claims arising out of Cerner’s breach of this Agreement.

15.	MODIFIED 280G CARVE-BACK.

Notwithstanding anything contained in this Agreement to the contrary, if on an after-tax basis the aggregate payments and benefits paid pursuant to Paragraph 3.B or Paragraph 4 would be larger if the portion of such payments and benefits constituting "parachute payments" under Code Section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code Section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax. Any such reduction shall occur in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Paragraph 15 shall be made in writing in good faith by an accounting firm selected by Cerner, which is reasonably acceptable to you (the "Accountants"). Cerner and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 15. Cerner shall be responsible for all fees and expenses of the Accountants.

16.	MODIFICATION; NO WAIVER.

This Agreement may not be modified in any respect, except by a written agreement executed by you and an authorized representative of Cerner's Board of Directors. However, (a) Cerner may from time to time publish and adopt supplementary policies with respect to the subject matter of this Agreement, and you agree that such supplementary policies shall be binding upon you; and (b) Cerner may modify this Agreement from time to time without your consent if Cerner's legal counsel deems doing so to be advisable to comply with Section 409A of the Code and you agree that any such modifications shall be binding upon you. No waiver of the terms of this Agreement will be effective unless made in writing and signed by an authorized representative of Cerner's Board of Directors. No failure to exercise and no delay in exercising any right, remedy or power under this Agreement will operate as a waiver thereof. No single or partial exercise of any right, remedy or power under this Agreement will precluded any other or further exercise thereof or the exercise of any other right, remedy or power contained in this Agreement or by law or in equity.

17.	NOTICES.

Any notice required or permitted to be given pursuant to the terms of the Agreement shall be sufficient if given in writing and if personally delivered by receipted hand delivery to you or to Cerner, or if deposited in the United States mail, postage prepaid, first class or certified mail, to you at your residence address or to Cerner's corporate headquarters address or to such other addresses as each party may give the other party notice in accordance with this Agreement.

18.	SURVIVING PROVISIONS.

Notwithstanding the termination of the employment relationship underlying this Agreement, the rights and obligations set forth in this Agreement with respect to both parties will survive such termination as necessary to permit the intent of the provisions to be carried out.

19.	GOVERNING LAW; JURISDICTION AND LEGAL FEES.

This Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of Missouri, without regard to its conflict of law principles. Except for matters covered by the Cerner Mutual Arbitration Agreement (which is being entered into by you and Cerner contemporaneously and in conjunction with this Agreement as a condition to and in consideration of your employment by Cerner), you and Cerner each irrevocably and unconditionally submit to the exclusive jurisdiction of any Missouri state court or federal court of the United States of America sitting in Kansas City, Missouri, in any action or proceeding arising out of or relating to this Agreement. In any such action or proceeding, the non-prevailing party shall pay the reasonable attorneys’ fees and costs of the prevailing party.

20.	SEVERABILITY.

If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision - and the rest of this Agreement - valid and enforceable. In the event that any provisions of Paragraphs 5, 6, or 8 of this Agreement relating to time period and/or areas of restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas that such court deems reasonable and enforceable. If a court declines to amend this Agreement as provided in this Paragraph, the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Agreement.

21.	ENTIRE AGREEMENT AND PRIOR AGREEMENTS AND NO WAIVER.

You hereby acknowledge receipt of a signed counterpart of this Agreement. You agree that this Agreement, together with the Cerner Mutual Arbitration Agreement (which is being entered into by you and Cerner contemporaneously and in conjunction with this Agreement as a condition to and in consideration of your employment by Cerner), is your entire agreement with Cerner concerning the subject matter hereof, and this Agreement cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to your employment with Cerner (other than said Cerner Mutual Arbitration Agreement). Without limitation, the severance benefits and payments eligible to be provided under this Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. The terms of this Agreement may not be modified except in a writing signed by an authorized representative of Cerner’s Board of Directors and you. No waiver of the terms of this Agreement will be effective unless made in writing and signed by an authorized representative of Cerner’s Board of Directors. No failure to exercise and no delay in exercising any right, remedy or power under this Agreement will operate as a waiver thereof. No single or partial exercise of any right, remedy or power under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy or power under this Agreement or by law or equity. You agree that you are bound by the terms of the Cerner Mutual Arbitration Agreement except that, in addition to the claims identified in the Cerner Mutual Arbitration Agreement as "Claims Not Covered by this Agreement," the parties agree that any claims for indemnification by you arising out of the Indemnification Agreement (which is being entered into by you and Cerner contemporaneously and in conjunction with this Agreement as a condition to and in consideration of your employment by Cerner) or under Cerner's Third Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws shall not be subject to the Cerner Mutual Arbitration Agreement.

22.	ASSIGNMENT AND SUCCESSORS.

Cerner may assign this Agreement to any of its subsidiaries, affiliates, parent companies, other related entities or to the acquiring entity in a Change of Control transaction without written notice or your prior consent. This Agreement shall be binding upon Cerner’s successors and assigns. You agree that, should Cerner be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Cerner itself enforcing the Agreement. This Agreement shall also be binding upon your heirs, spouse, assigns and legal representatives. You, however, agree that you may not delegate the performance of any of your obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Cerner. Any such reported delegation or assignment in the absence of any such written consent shall be void.
This Agreement is executed as of this 10th day of January 2018.

/s/ D. Brent Shafer
D. Brent Shafer

Cerner Corporation

By:	/s/ Julia M. Wilson
Julia M. Wilson
Executive Vice President and Chief People Officer

APPENDIX A
DEFINITION OF TERMS
ASSOCIATE means a Cerner employee.
CAUSE means your material breach of this Agreement, fraud against Cerner, misappropriation of Cerner’s assets, willful dishonesty that is injurious to Cerner, embezzlement from Cerner, theft from Cerner, material neglect of your duties and responsibilities hereunder, your arrest and indictment for a crime involving drug abuse, violence, dishonesty or theft, your taking any action or omitting to take any action that results in a violation of the Sarbanes-Oxley Act of 2002, or any related statutes, laws or regulations or material breach of Cerner’s policies, practices and procedures.
CERNER CORPORATION and CERNER mean Cerner Corporation, a Delaware corporation. Where applicable the terms may also cover all of Cerner Corporation's parent, subsidiary and affiliate corporations and business enterprises, both presently existing and subsequently created or acquired. Subsidiary and affiliate corporations may be directly or indirectly controlled by Cerner or related to Cerner by equity ownership.
CERNER PROPERTY means the various items of Cerner property and equipment assigned to you to help you carry out your Cerner responsibilities, including but not limited to keys, credit cards, access cards, parking passes, Cerner Confidential Information, laptops, computer related and other office equipment, mobile telephone, pagers and/or other computer or communication devices.
CHANGE IN CONTROL means:

(i)
The acquisition by any individual, entity or group (a "Person") within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of Cerner (the "Outstanding Cerner Common Stock"), or (B) the combined voting power of the then outstanding voting securities of Cerner entitled to vote generally in the election of directors (the "Outstanding Cerner Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from Cerner, (Y) any acquisition by Cerner, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cerner or any corporation controlled by Cerner; or

(ii)
Individuals who, as of the date hereof, constitute Cerner’s Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Cerner's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cerner (a "Business Combination"), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Cerner resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cerner or all or substantially all of Cerner’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of Cerner or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of Cerner resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of Cerner resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv)	Approval by the shareholders of Cerner of a complete liquidation or dissolution of Cerner.
CLIENT means any actual or potential customer or licensee of Cerner.
CODE means the Internal Revenue Code of 1986, as from time to time amended.
CONFIDENTIAL INFORMATION means Cerner, Client and Supplier Trade Secrets and proprietary information, Cerner, Cerner Associate, Client and Supplier information which is not generally known, and is proprietary or confidential to Cerner, Cerner Associates, Clients or Suppliers. It includes, but is not limited to, research, design, development, installation, purchasing, accounting, marketing, selling, servicing, finance, business systems, business practices, documentation, methodology, procedures, manuals (both internal and user), program listings, computer software in source code, object or other form, working papers, Client and Supplier lists, marketing and sales materials not otherwise available to the general public, sales activity information, computer programs and software, compensation plans, your personal compensation or performance evaluations (specifically, no Associate may disclose Cerner compensation structures or bonus programs with Conflicting Organizations, in addition, Associates in supervisory or managerial roles may not disclose their personal compensation or their performance evaluations with anyone other than their manager or with Cerner Human Resources), patient information and other client-related data, and all other non-public information of Cerner and its Associates, Clients and Suppliers. CONFIDENTIAL INFORMATION will not include any information that has been voluntarily disclosed to the public by Cerner (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed without confidentiality protections by others, or that otherwise enters the public domain through lawful means. Notwithstanding the foregoing, you may disclose your personal compensation, performance evaluations or other information concerning your employment with Cerner to your attorneys, accountants, tax advisors or the Internal Revenue Service.
CONFLICTING ORGANIZATION means any person or organization engaged (or about to become engaged) in research, development, installation, marketing, selling or servicing with respect to a Conflicting Solution.
CONFLICTING SOLUTION means any solution, product, process or service which is the same as, similar to, or competes with any Cerner solution, product, process or service with which you worked or supervised, directly or indirectly, during the last three (3) years of your employment by Cerner, or about which you have acquired Confidential Information or which you developed, authored or conceived, in whole or in part, at any time during your employment by Cerner.
CONSTRUCTIVE TERMINATION means the occurrence of any of the following without your consent: (1) a material, adverse change in your authority, position, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to Cerner's Board of Directors, (2) a material reduction in your total target compensation (which equals the sum of your annual base salary, target annual bonus and ongoing annual equity grant), excluding any reduction related to a broader compensation reduction or redesign by Cerner that is not limited to you, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25) miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of this Agreement. You cannot terminate your employment on account of a Constructive Termination unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Constructive Termination within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Constructive Termination within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Constructive Termination with respect to such grounds.
DISABILITY means a physical or mental illness, as determined by an accredited physician, which causes you to be unable to perform your duties hereunder for ninety (90) consecutive days, or for an aggregate of ninety (90) days during any period of twelve (12) consecutive months.

GOOD REASON means the occurrence of any of the following, without your consent: (1) a material, adverse change in your authority, duties, position or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to Cerner’s Board of Directors, (2) a material reduction in your total target compensation (which equals the sum of your annual base salary, target annual bonus and ongoing annual equity grant), excluding any reduction related to a broader compensation reduction or redesign by Cerner that is not limited to you, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25) miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of this Agreement. You cannot terminate your employment on account of a Good Reason unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Good Reason within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Good Reason with respect to such grounds.
SUPPLIER means any actual or potential licensor, vendor, supplier, contractor, agent, consultant or other purveyor of solutions, products, processes or services.
TRADE SECRET means information, including but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
WORK PRODUCT means discoveries, inventions, computer programs, improvements, data, works of authorship, designs, methods, ideas, solutions and other work product (whether or not they are described in writing, reduced to practice, patentable or copyrightable) which results from any work performed by you for Cerner, or involve the use of any Cerner equipment, supplies, facilities or Confidential Information, or relate directly to the business of Cerner, or relate to Cerner's actual or demonstrably anticipated research or development.

APPENDIX B

OFFER TERMS

Name:	D. Brent Shafer

Position:	Chief Executive Officer and Chairman of the Board
Full-time, Salaried-Exempt

CASH COMPENSATION

Annual Base Salary:	$800,000 annually

Cerner Performance Plan:	$1,200,000 annual target bonus level.

The Cerner Performance Plan (CPP) provides additional, performance-based compensation opportunities tied to the attainment of group and/or individual performance goals. The specifics of your plan and metrics will be defined and approved by the Compensation Committee of the Cerner Board of Directors annually. You are eligible to participate in the plan immediately upon employment.

EQUITY

You will receive an initial stock option grant valued at $4,000,000. The number of options for Cerner common stock to be granted will be calculated using the Black-Scholes value of such stock options on the date of grant.

The options will be granted to you effective upon your employment. Cerner has a non-qualified stock option plan. The exercise price for any grant is set at the fair market value of Cerner stock at the time of such grant. The options vest over a period of five years (40% after two years, and 20% each year thereafter) and expire after ten years.

Subsequent annual equity grants will be made in conjunction with the executive annual performance and compensation cycle during the first quarter of each year (commencing in 2019). You will be subject to Cerner's stock ownership guidelines that apply to executives, officers, and members of the Board of Directors.

ONE-TIME EQUITY GRANT

You will receive a one-time grant of Cerner restricted stock units upon your commencement of employment valued at $3,700,000 to replace the potential equity value you might have earned if you remained with your current employer. This restricted share grant will be time-based, vesting ratably in equal amounts on March 1, 2018, 2020 and 2021.

PERSONAL USE OF CORPORATE AIRCRAFT

You will have access to Cerner's corporate aircraft for personal use with a value not to exceed $100,000 annually. This benefit and allowance must be reviewed and approved by the Compensation Committee on an annual basis.

RELOCATION ASSISTANCE

Cerner will provide relocation assistance for your upcoming move to Kansas City in accordance with Cerner’s Platinum Relocation Guideline. Your relocation benefits include the following:

•	Shipment of personal goods and final move trip

•	Reimbursement for commissions on a home sale and/or home purchase, and/or expenses incurred in connection with breaking a lease, as applicable

•	Temporary accommodations

•	Other relocation allowances as appropriate

BENEFITS

Cerner offers a comprehensive set of benefits to address your physical, financial, and emotional health. At Cerner, we believe the foundation for a successful career starts with a variety of options that meet your needs while supporting a healthy lifestyle. A benefits overview will be provided in a separate communication.

Cerner Executives do not accrue paid time off and instead are encouraged to take time off on an as-needed basis while meeting business accountabilities and responsibilities.

CONDITIONS

This term sheet summarizes the offer for the position of Chief Executive Officer and Chairman of the Board of Cerner Corporation. However, this term sheet is not intended to constitute a complete statement of the terms and conditions of such offer and position or constitute a legally binding agreement between the parties. The specific terms and conditions governing your employment will be set forth in Cerner's Executive Employment Agreement, Cerner's Mutual Arbitration Agreement and the equity grant instruments. This offer of employment is further contingent upon the following:

1.	Successful completion of a background check.

2.	Successful completion of a drug screen.

3.	Acceptance of Cerner’s Executive Employment Agreement (attached).

4.	Acceptance of Cerner’s Mutual Arbitration Agreement (attached).

5.	Your agreement to relocate to Kansas City.

APPENDIX C

PRIOR INVENTION INVENTORY

None.